UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):           August 24, 2020

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	001-33177	22-1897375
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

101 Crawfords Corner Road, Suite 1405, Holmdel, NJ	07733
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 577-9996

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MNR	New York Stock Exchange
6.125% Series C Cumulative Redeemable Preferred Stock	MNR-PC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 24, 2020, Monmouth Real Estate Investment Corporation (the “Company”) and Michael P. Landy, the Company’s President and Chief Executive Officer, entered into an Amended and Restated Employment Agreement (the “Amended Agreement”) to amend Mr. Landy’s Amended and Restated Employment Agreement that was originally effective on October 1, 2013 and subsequently amended and restated effective as of October 1, 2016 (the “Original Agreement”). The Amended Agreement has an initial term of three years, rather than five years, as provided under the Original Agreement, and renews automatically for new three-year terms on the first day of each calendar quarter unless otherwise terminated. The Amended Agreement eliminates the “single-trigger” severance provisions by modifying the circumstances under which a termination severance package would be paid to Mr. Landy and provides that, upon a change of control, the Amended Agreement will automatically renew for three years, rather than five years, as provided under the Original Agreement.

Under the Amended Agreement, a severance package will be paid to Mr. Landy only if there is a termination of employment by the Company without “cause” or a termination of employment by Mr. Landy for “good reason.” The Amended Agreement provides that Mr. Landy’s severance package will consist of his base salary as in effect immediately prior to his termination plus his Annual Cash Bonus Target (which is $335,000) for the remaining term of the Amended Agreement (inclusive of any renewals), plus the cost of Mr. Landy’s (and his spouse and eligible dependents who were covered immediately prior to Mr. Landy’s termination of employment) medical, dental and/or vision benefit coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for up to eighteen months after his termination of employment. The Amended Agreement further provides that, if Mr. Landy’s employment with the Company is terminated either by the Company without cause or by Mr. Landy with good reason, within eighteen months after a change of control, in addition to the payments of base salary and target bonus, all of Mr. Landy’s unvested and outstanding equity awards will automatically vest effective immediately prior to such termination of employment.

The Amended Agreement defines “cause” to mean a termination of Mr. Landy’s employment by reason of a good faith determination by a majority of the Company’s Board of Directors that Mr. Landy, by engaging in fraud or willful misconduct, (i) failed to substantially perform his duties with the Company (if not due to death or disability) or (ii) has engaged in conduct, the consequences of which are materially adverse to the Company, monetarily or otherwise. The Amended Agreement defines “good reason” to mean the occurrence of any of the following, without Mr. Landy’s consent: (1) a material diminution in title, responsibilities, duties or authority; (2) a material reduction in base salary; (3) mandatory relocation of more than 50 miles; or (4) the Company’s breach of the Amended Agreement or any other material agreement between the Company and Mr. Landy.

The Amended Agreement also establishes Mr. Landy’s base salary for fiscal years ending September 30, 2022 and September 30, 2023, representing 5% increases per annum over the prior years’ base salary. For fiscal years after 2023, Mr. Landy’s base salary will be set by the Compensation Committee of the Company’s Board of Directors but will be no less than his base salary for the preceding year.

The above summary of the amendments to the Original Agreement effected by the Amended Agreement is qualified in its entirety by reference to the text of the Amended Agreement, which is filed herewith as Exhibit 10.1, and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement of Michael P. Landy, dated August 24, 2020.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monmouth Real Estate Investment Corporation

Dated: August 24, 2020	By:	/s/ Kevin S. Miller
Kevin S. Miller
Chief Financial Officer, its principal financial officer and principal accounting officer

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